TravelNow.com Inc.
                        318 Park Central East-Suite 306
                          Springfield, Missouri 65806

                                 April 11, 2000

Michael Bauer
2528 Post Street
San Francisco, CA  94115

     Re: Terms of Employment

Dear Mr. Bauer:

The purpose of this letter is to set forth TravelNow.com Inc.'s (referred to in this letter as the "Company") understanding of your requirements for compensation to be paid to you by the Company and your position with the Company in exchange for that compensation.

Your compensation requirements and the services you will perform are discussed below:

(1) An annual salary of one hundred four thousand dollars ($104,000.00) to be paid in equal biweekly installments commencing on the first Company regular pay period occurring after you commence your employment.

(2) You are to receive the same benefits offered to each employee with respect to medical and hospitalization insurance, paid vacation, holidays with pay, sick days with pay and other Company benefits. This means you will have full family health and dental insurance coverage after six months of employment.

(3) An COBRA insurance will be paid by the Company until your insurance policy with the Company becomes active after your six-month anniversary.

(4) The Company will extend to you an option to purchase twenty-five thousand (25,000) shares of the authorized common stock of the Company. The stock will become vested over a five-year period, one fifth (5,000 shares) vesting each year starting from the date of employment. Each vesting period will have the following strike price:

Year 1 - $10.00 per share for 5,000 shares
Year 2 - $20.00 per share for 5,000 shares
Year 3 - $35.00 per share for 5,000 shares
Year 4 - $50.00 per share for 5,000 shares
Year 5 - $65.00 per share for 5,000 shares

There is a separate Stock Option Agreement covering these shares which will be prepared within sixty (60) days of the date of this Agreement.

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(5) You will serve as the Vice President Sales and Marketing. You will report to the Company's Co-Chief Executive Office, Jeff Wasson or the Co-Chief's designee. You have requested certain personnel and related resources which include: laptop computer and cellular telephone which the Company has agreed to provide.

(6) In connection with your employment you have executed a Non-Compete and Confidentiality Agreement.

(7) You will be paid a moving allowance of $15,000.00. Thus if your moving expenses exceed that amount, you will be responsible for the excess.

You and the Company agree that the term of the agreement shall be for five (5) years subject to your meeting the performance requirements set forth in the Definite Employment Agreement, which will be prepared and submitted to you within 60 days of the date of this letter agreement, and your continued compliance with the provisions set forth in the Company's employee manual and such other employment policies as may be adopted by the Company from time to time.

Agreed:                                 Regards,

/s/ Michael Bauer                       /s/ Jeff Wasson
-----------------                       ---------------
Michael Bauer                           Jeff Wasson, President
                                        TravelNow.com Inc.